SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                    FORM 8-K

                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported)
                                  June 4, 2001


                              ONE WORLD ONLINE.COM, INC.
             (Exact name of registrant as specified in its charter)

                                     Nevada
                    (State or other jurisdiction of incorporation)

                0-31771                                   87-0411771
        (Commission file number)              (IRS employer identification no.)

   4778 North 300 West, Suite 200, Provo, Utah                 84604
    (Address of principal executive offices)                 (Zip code)

                                 (801) 852-3540
              (Registrant's telephone number, including area code)


                      This document contains a total of 2 pages.

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Item 9. Regulation FD Disclosure.

         On June 1, 2001, One World Online.com, Inc. (the "Company") laid-off over eighty percent of the combined work force of its wholly owned subsidiaries. The Company took this action because revenues have been less than anticipated and the Company has been unsuccessful in raising funds to continue operations at the current level. In addition, the preliminary results indicated that less than 200 Fast Start packages were sold during May while the Company had internally anticipated that Fast Start sales would be significantly higher.

         After the lay-off, the Company contacted the leaders of its independent sales force of Internet Marketing Consultants ("IMCs"). These IMC leaders expressed concern over the lay-off and indicated that they believed they could significantly increase sales. Based in part on the commitments of these IMC leaders, the Company today has re-hired over ninety percent of the employees that were laid-off on June 1, 2001 and expects that it will continue operations for the immediate future.

         The Company is in need of significant additional funding. There can be no assurance that Company revenues will increase in future periods, that the Company's prior cost cutting efforts will allow the Company to continue as a going concern or that the Company will be able to maintain continuing operations and function with the size of its current work force. The Company has no commitments with respect to significant additional financing and there can be no assurance that significant additional financing will be available on commercially reasonable terms or at all.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                ONE WORLD ONLINE.COM, INC.




Date: June 4, 2001                              By   /s/ David N. Nemelka
                                                    --------------------------
                                                     David N. Nemelka
                                                     President, Chief Executive
                                                     Officer and Director


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